Exhibit 5.3
LETTER OF CONSENT

TO:	Pengrowth Energy Trust
2100, 222-3 Avenue SW
Calgary, Alberta T2P 4B4
We hereby consent to references to us in this amendment to the Registration Statement on Form F-10/A, and to the incorporation of our reserve report dated February 6, 2009 with an effective date of December 31, 2008, contained in Appendix A to the Annual Information Form on Form 40-F of Pengrowth Energy Trust dated March 24, 2009, which Annual Information Form is incorporated by reference in this amendment to the Registration Statement on Form F-10/A.

Yours truly, GLJ PETROLEUM CONSULTANTS LTD.
/s/ Doug R. Sutton
Doug R. Sutton, P. Eng.
Executive Vice-President

Calgary, Alberta
May 5, 2009